Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Samuel Cypert 313-792-6646

MASCO CORPORATION ACQUIRES SEVERAL COMPANIES WITH COMBINED
SALES OF APPROXIMATELY $200 MILLION

     Taylor, MI (June 19, 2002) – Masco Corporation (NYSE: MAS) today announced the acquisition of five leading home improvement products companies with combined annualized 2002 sales of approximately $200 million. The acquisitions are expected to be modestly accretive to Masco's earnings in 2002. The cash and stock consideration for the five companies, which aggregates approximately $220 million, will not materially affect the Company’s debt to capital ratio.

      Companies acquired are:

  Newport Brass, a leading manufacturer of premium price-point plumbing products, plumbing specialties and bath accessories, headquartered in Santa Ana, California;

  Bristan, Ltd., a leading provider of kitchen and bath faucets, showers and bath accessories, headquartered in the United Kingdom;

  Cambrian Windows, Ltd., a manufacturer of vinyl window frames, headquartered in the United Kingdom;

  Duraflex, Ltd., an extruder of vinyl window frame components, headquartered in the United Kingdom; and

  Premier Manufacturing, Ltd., a manufacturer of vinyl window frames, door frames and conservatories (sun rooms), headquartered in the United Kingdom.

     Masco's Chairman and CEO Richard A. Manoogian commented, “The acquisition of these exceptional companies expands our plumbing and window product offerings and reflects our commitment to creating shareholder value through profitable growth both internally and through acquisition. The companies are all leaders in their industries, and we are delighted they have joined the Masco family of home improvement and building products companies.”

     Masco Corporation is a world leader in the manufacture of home improvement and building products, providing brand-name value-added products and services for the home and family.

     Masco Corporation’s press releases and other information are available through the Company’s toll free number, 1-800-MAS-NEWS or you may visit Masco’s website at www.masco.com.

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Statements in this press release may include certain forward-looking statements regarding Masco’s future sales and earnings growth potential. Actual results may vary because of various factors including external factors over which Masco has no control. Additional information about Masco's products, markets and conditions, which could affect future performance, is contained in the Company’s filings with the Securities and Exchange Commission and is available on Masco's website at www.masco.com.